Exhibit 10.31

 AMENDMENT NO. 2 TO At market issuance SALES AGREEMENT

April 28, 2016

MLV & Co. LLC

299 Park Ave, 7th Floor

New York, NY 10171

Ladies and Gentlemen:

Fortress Biotech, Inc., a Delaware corporation (formerly known as Coronado Biosciences, Inc., and herein the “Company”), and MLV & Co. LLC (“MLV”), are parties to that certain At Market Issuance Sales Agreement dated April 29, 2013, as amended on July 12, 2013 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows (to be effective as set forth in paragraph 4 below):

1.             Section 13(d) of the Original Agreement is hereby deleted and replaced with the following:

Unless earlier terminated pursuant to this Section 13, this Agreement shall automatically terminate upon the earlier to occur of (i) August 19, 2016 and (ii) the issuance and sale of all of the Placement Shares through MLV on the terms and subject to the conditions set forth herein except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.

2.             All references to “April 29, 2013 (as amended by Amendment No. 1 to At Market Issuance Sales Agreement, dated July 12, 2013)” set forth in Schedule I and Exhibit 7(l) of the Original Agreement are revised to read “April 29, 2013 (as amended by Amendment No. 1 to At Market Issuance Sales Agreement, dated July 12, 2013, and Amendment No. 2 to the At Market Issuance Sales Agreement, dated April 28, 2016)”.

3.             Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

4.             Entire Agreement; Amendment; Severability. This Amendment No. 2 to Sales Agreement together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment No. 2; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement, and the reference to “time of execution of this Agreement” set forth in Section 13(a) shall continue to refer to the time of execution of the Original Agreement.

5.             Applicable Law; Consent to Jurisdiction. This amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

6.             Waiver of Jury Trial. The Company and MLV each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this amendment or any transaction contemplated hereby.

7.             Counterparts. This amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission.

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If the foregoing correctly sets forth the understanding among the Company and MLV, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Agreement between the Company and MLV.

Very truly yours,

FORTRESS BIOTECH, INC.

By:	/s/ Lindsay Rosenwald
Name:	Lindsay Rosenwald
Title:	Chairman, President and Chief Executive
Officer

ACCEPTED as of the date first-above written:

MLV & CO. LLC

By:	/s/ Patrice McNicol
Name:	Patrice McNicoll
Title:	Chief Executive Officer